June 17, 2026
The RMR Group LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Attn: Adam Portnoy; Lindsey Getz
Ladies and Gentlemen:
Reference is made to that certain Third Amended and Restated Property Management Agreement, dated as of June 17, 2026 (as amended, supplemented or otherwise modified from time to time, the "Master Property Management Agreement"), by and among Office Properties Income Trust, a Maryland real estate investment trust (the "Company"), on behalf of itself and certain of its subsidiaries, and The RMR Group LLC, a Maryland limited liability company (the "Manager").
The Company and the Manager acknowledge that from time to time, to accommodate financings, the Manager and certain subsidiaries of the Company (other than members of the New 2027 SPV Group (as defined in the Master Property Management Agreement) have entered into, and in the future may enter into, standalone property management agreements (each, a "Property Specific Management Agreement").
The purpose of this letter is to confirm our understanding and agreement as follows:
1.Notwithstanding anything in a Property Specific Management Agreement to the contrary, the terms and conditions of the Master Property Management Agreement will control the rights and obligations of the Company, its subsidiaries (other than the New 2027 SPV Group) and the Manager, as among themselves, including, without limitation, the fees payable, the term of the property management arrangement, the conditions for (and amounts payable upon) termination, and the resolution of disputes.
2.Notwithstanding the foregoing, neither this letter agreement nor the amendment and restatement of the Master Property Management Agreement on the date hereof shall have any effect on, or amend or modify in any way, the terms of any Property Specific Management Agreement in existence prior to the date hereof.
3.This letter agreement amends and restates that certain letter agreement, dated as of May 25, 2023, between the Company and the Manager in its entirety.
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If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.
Very truly yours,
OFFICE PROPERTIES INCOME TRUST,
on behalf of itself and its subsidiaries
By: /s/ Lindsey Getz
Name: Lindsey Getz
Title: Secretary

ACKNOWLEDGED AND AGREED:
THE RMR GROUP LLC
By: /s/ Matthew C. Brown
Name: Matthew C. Brown
Title: Executive Vice President, Chief
     Financial Officer, and Treasurer
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